EXHIBIT 10.1
QUMU CORPORATION
PERFORMANCE STOCK UNIT AWARD AGREEMENT

Participant: __________________________	Grant: ________ Performance Stock Units
Grant Date: _________________, 2017
THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of the Grant Date set forth above, by and between Qumu Corporation, a Minnesota corporation (the “Company”), and the Participant named above (“Participant”) setting forth the terms and conditions of an award of Performance Stock Units granted to Participant pursuant to the Qumu Corporation Second Amended and Restated 2007 Stock Incentive Plan, as amended and as may be further amended and from time to time (the “Plan”).
1.Grant. Effective on the Grant Date, Participant has been granted the number of Performance Stock Units indicated above, which entitles Participant to receive up to the same number of shares of common stock of the Company (the “Stock”) in accordance with the provisions of this Agreement and the provisions of the Plan. Capitalized terms used herein and not defined shall have the meaning given such terms in the Plan.
2.Performance Vesting; Forfeiture.

a.	As used in this Agreement, the following terms shall have the respective meanings:

i.	“2017 STI Plan” shall mean the 2017 Short-Term Incentive Plan approved by the Committee on March 8, 2017.

ii.	“Determination Date” means the date of determination and certification by the Committee of achievement of the Percentage Achievement.

iii.	“Percentage Achievement” means, as determined by the Committee, the percentage achievement of the target performance goals under the 2017 STI Plan, which shall not be more than 100%.

b.
The Performance Stock Units will vest and no longer be subject to the restrictions of and risk of forfeiture under this Agreement on the Determination Date as to the total number of Performance Stock Units indicated above multiplied by the Percentage Achievement, rounded down to the nearest whole share of Stock.

c.
If Participant’s employment with the Company and/or a subsidiary of the Company terminates for any reason, including, but not limited to death, Disability or Retirement, all Performance Stock Units at that time not vested shall be forfeited to the Company without payment of any consideration therefor as of the date of such termination unless the Committee determines that the Performance Stock Units shall vest as of the date of such termination.

d.
Notwithstanding any other provision of this Agreement, if there is a Change in Control of the Company, the Performance Stock Units will fully (100%) vest and no longer be subject to the restrictions of and risk of forfeiture under this Agreement.

3.Maturity and Issuance of Stock. The “Maturity Date” for a particular Performance Stock Unit shall be the earliest date on which the Performance Stock Units vest and all restrictions described in Section 2 on such Performance Stock Units lapse. Upon the Maturity Date for a particular Performance Stock Unit, the Company shall, within 90 days of such date (30 days in the event of a Change in Control) issue and deliver to Participant one unrestricted, fully transferable share of Stock in settlement of that Performance Stock Unit; provided that notwithstanding the later delivery to Participant of Stock, Participant shall be deemed to be the record owner of such Stock on the Maturity Date.
4.No Rights as Shareholder in Units. Until Stock is issued in settlement of the Performance Stock Units on the Maturity Date, Participant will not be deemed for any purpose to be, or have rights as, a Company shareholder or receive dividends with respect to shares of Stock issuable with respect to the Performance Stock Units, except as provided below. Participant is not entitled to vote any shares of Stock by virtue of this Award until the Stock is issued in settlement of the Performance Stock Units.
5.Dividend Equivalents. During the period from the Grant Date to the Maturity Date, the Company shall accumulate a cash amount equal to dividends in cash or property paid from time to time on issued and outstanding shares of Stock in an amount that is equivalent to the dividends which Participant would have received had Participant been the owner of the number of shares of Stock equal to the number of Performance Stock Units granted hereunder. The cash shall accumulate as a book entry on the books of the Company and shall accrue interest until the Maturity Date computed using the one-year Treasury Bill rate as of January 1 of the calendar year for which interest is credited. A cash amount plus interest (collectively, “Dividends”) shall be paid to Participant on the Maturity Date in respect of the number of Performance Stock Units vested on the Maturity Date. The payment of Dividends and interest hereunder shall be treated as additional compensation to Participant.
6.No Transferability. The Performance Stock Units or any interest or right therein or part thereof shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided that the Performance Stock Units may be transferable by will or the laws of descent and distribution as provided below.
7.Administration and Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code or be exempt from Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Any provision of this Agreement that would fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. This Agreement may be terminated by mutual agreement between Participant and the Company prior to the date all amounts have been distributed to Participant only if the termination complies with Section 409A of the Code.
8.Successors and Heirs. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. In the event of Participant’s death, any Stock to which Participant may become entitled pursuant to this Agreement or the Plan will be delivered to his or her heirs or personal representative in accordance with the terms of the Plan.
9.Governing Law. This Agreement and any matter relating to the Performance Stock Units will be construed, administered and governed in all respects under and by the applicable laws of the State of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement, the Plan, the award of Performance Stock Units or the Stock to the substantive law of another jurisdiction.
10.Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require Participant to remit to the Company, as a condition precedent for the delivery by the Company of the Stock in settlement of the Performance Stock Units, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the grant, vesting or settlement of the Performance Stock Units. Such tax withholding amount may be satisfied by Participant if a U.S. employee in cash or in Stock, either by delivery of Stock already owned by Participant or by authorizing the Company to retain the number of Stock from the Stock issuable to Participant at the Maturity Date as the Company determines to be sufficient to satisfy such tax withholding obligation. Notwithstanding the foregoing, in no event shall payment of withholding taxes be made by retention of Stock by the Company unless the Company retains only Stock with a Fair Market Value equal to the minimum amount of taxes required to be withheld. The Company may also deduct from any award under the Plan payment of any other amounts due by Participant to the Company.
11.Plan Controls. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan. In accordance with the Plan, all decisions of the Committee shall be final and binding upon Participant and the Company.
IN WITNESS WHEREOF, the Company and Participant have each executed and delivered this Agreement as of the Grant Date.

QUMU CORPORATION

By:

Its:

PARTICIPANT:

[NAME OF PARTICIPANT]